EXHIBIT 7
REPORT OF CONDITION
Consolidating domestic subsidiaries of
     The Bank of New York Mellon Trust Company
     In the state of CA at close of business on September 30, 2010 published in response to call made by (Enter additional information below)
Statement of Resources and Liabilities

	Dollar Amounts in Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$1,595
Interest-bearing balances		276
Securities:
Held-to-maturity securities		7
Available-for-sale securities		703,294
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		76,500
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0

Loans and leases, net of unearned income and allowance		0
Trading Assets		0
Premises and fixed assets (including capitalized leases)		9,503
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		0
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		856,313
Other intangible assets		223,370
Other assets		156,663

Total assets		$2,027,521

REPORT OF CONDITION (Continued)
LIABILITIES

	Dollar Amounts in Thousands
Deposits:
In domestic offices		$500
Noninterest-bearing	500
Interest-bearing	0

Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money (including mortgage indebtedness and obligations under capitalized leases)		268,691
Subordinated notes and debentures		0
Other liabilities		220,845

Total liabilities		490,036

EQUITY CAPITAL
Bank Equity Capital
Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (excludes all surplus related to preferred stock)		1,121,520
Retained earnings		412,405
Accumulated other comprehensive income		2,560
Other equity capital components		0

Total bank equity capital		1,537,485
Noncontrolling (minority interest) in consolidated subsidiaries		0

Total equity capital		1,537,485

Total liabilities, and equity capital		$2,027,521

We, the undersigned directors (trustees), attest to the correctness of the Reports of Condition and Income (including the supporting schedules) for this report date and declare that the Reports of Condition and Income have been examined by us and to the best of our knowledge and belief have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true and correct.
I, Karen Bayz, Chief Financial Officer /s/ Karen Bayz
(Name, Title)

of the above named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Director #1 Troy Kilpatrick, President	/s/ Troy Kilpatrick

Director #2 Frank Sulzberger, Managing Director	/s/ Frank Sulzberger

Director #2 William Lindelof, Managing Director	/s/ William Lindelof

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